EXHIBIT 16.1

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

April 11, 2002

Dear Sir/Madam:

        We have read Item 4 included in the Form 8-K, dated April 11, 2002, of Caremark Rx, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained in paragraphs (a)(i), (a)(ii), (a)(iv), (a)(v) and (a)(vi) therein. We have no basis to agree or disagree with the other statements of the registrant contained therein.

Very truly yours,

ARTHUR ANDERSEN LLP

By Steven W. Surbaugh